Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Capnia, Inc. on Forms S-8 (File No. 333-210563 and File No. 333-200175) of our report dated March 15, 2017, with respect to our audits of the consolidated financial statements of Capnia, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which report is included in this Annual Report on Form 10-K of Capnia, Inc. for the year ended December 31, 2016.

/S/ Marcum LLP
Marcum LLP New York, NY
March 15, 2017